For Immediate Release

Contact:     Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Reports First Quarter 2018 Financial Results

WALNUT CREEK, CA. – May 9, 2018 – Owens Realty Mortgage, Inc. (the "Company") (NYSE American: ORM) today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights
•	Net income attributable to common stockholders of $469,466, or $0.05 per fully-diluted common share
•	Book value attributable to common stockholders of $22.04 per common share at March 31, 2018 as compared to $22.10 per common share at December 31, 2017
•	Declared a quarterly dividend of $0.16 per share of common stock

First Quarter 2018 Operational Highlights
•
Originated four new loans in the quarter totaling $27,315,000 (note amount), received full or partial payoffs on four loans totaling $11,826,000 and extended the maturity dates of five loans with principal balances aggregating $22,437,000

•	Average balance of performing loans for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 increased by approximately 9%
•	Sold five real estate properties (including four condominium units at Zalanta) for net proceeds totaling $10,631,000 (including a $5,406,000 discounted note receivable) and net gain totaling $155,000
•
Authorized a new Rule 10b5-1 stock repurchase plan (the "2018 Repurchase Plan") allowing the Company to purchase up to $10 million of common stock. Repurchases commenced March 19, 2018 and the Company repurchased 32,483 shares during the quarter at a total cost of approximately $478,000 (including commissions) and an average cost of $14.71 per share

Subsequent Events
•
Amended the Management Agreement, effective April 1, 2018, to reduce the management fees, eliminate the service fees and salary expense reimbursements to the Manager and to give 30% of loan fees and late payment charges to the Company following extensive engagement with, and input from stockholders, independent financial advisors, independent legal counsel and management

•
On April 25, 2018, the Board approved a quarterly dividend of $0.20 per share of common stock for the quarter ending June 30, 2018 (an increase from the $0.16 per share dividend paid for the quarter ending March 31, 2018). The dividend will be paid on July 13, 2018 to stockholders of record at the close of business on June 29, 2018

•
Repurchased an additional 88,291 shares of Common Stock in April 2018 pursuant to the 2018 Repurchase Plan, at a total cost of approximately $1,338,000 (including commissions) and an average cost of $15.15 per share

•
Appointed an independent Board chair after Bill Owens announced he will be stepping down as the Chairman of the Board, effective as of May 7, 2018. Mr. Owens will remain on the Board and continue as an officer of the Company as executive Chairman Emeritus

•	Adopted a majority voting standard for uncontested director elections, a Board diversity policy, a director and executive officer stock ownership policy and an anti-pledging policy

"During the first quarter, we continued to execute against our strategic plan and took a number of important steps in support of our efforts to deliver a consistent, competitive risk-adjusted return to stockholders. We had better than typical growth in the loan portfolio in the quarter which is historically a slow period for loan production. We also continued our real estate dispositions, and the sale of the assisted living facility located in Bensalem, Pennsylvania in March which will positively affect our cash flow from real estate operations moving forward."
"Most importantly, effective April 1, 2018, we completed an Amendment to our Management Agreement to make several changes designed to benefit our stockholders.  The Amendment, which was negotiated on behalf of the Company by a committee of completely independent directors and supported by the Manager, changes our management fee structure to make permanent the interim fee adjustments we made last July along with an additional adjustment that will decrease the management fee when Stockholders' Equity exceeds $300 million.  The Amendment also eliminates the payment of servicing fees and salary expense reimbursements to the Manager and gives 30% of all loan fees and late payment charges to the Company, with the exception of certain administrative fees. With these changes and continued sales of under producing real estate, we are well positioned to significantly grow our loan portfolio and increase the Company's income. In association with this, the Company increased its dividend for the first quarter 2018 to $0.16 per share and has announced a further increase to $0.20 per share for the second quarter of this year. Lastly, as part of its previously announced review of its corporate governance practices, the Board adopted a majority voting standard for uncontested director elections, a Board diversity policy, director and executive stock ownership requirements and an anti-pledging policy," said Bryan Draper, the Company's CEO.
Summary of First Quarter 2018 Financial Results
The Company reported net income attributable to common stockholders of $469,466, or $0.05 per fully-diluted common share, for the quarter ended March 31, 2018 as compared to net income of $191,678, or $0.02 per fully-diluted common share, for the quarter ended March 31, 2017. The increase was primarily a result of the following:

•
An increase in interest income on loans secured by trust deeds of $343,000 for the quarter ended March 31, 2018 primarily due to an increase in the average balance of performing loans between the quarter ended March 31, 2017 and the quarter ended March 31, 2018 of approximately 9%.

•
An increase in gain on sale of real estate of $155,000 for the quarter ended March 31, 2018 due to the sale of five properties (including four condominium units at Zalanta) during the quarter ended March 31, 2018 with net gains totaling $155,000 as compared to the sale of two properties during the quarter ended March 31, 2017 that resulted in an insignificant loss.

•
A decrease in management fees of $210,000 for the quarter ended March 31, 2018 as compared to the quarter ended March 31, 2017 due to the fact that the Board and the Manager agreed to adjust the Prior Management Fee during the Interim Adjustment Period beginning July 1, 2017 and the new Interim Management Fee calculation (based on stockholders' equity) resulted in a management fee for the quarter ended March 31, 2018 that was approximately $299,000 lower than the fee that would have been payable to the Manager using the Prior Management Fee calculation. Effective April 1, 2018, the Interim Management Fee calculation was further adjusted and made permanent and additional changes to the compensation of the Manager have been made by Amendment to the Management Agreement.

•
A decrease in the provision for loan losses (from provision of $38,000 in 2017 to reversal of $80,000 in 2018) due primarily to the recovery of loan losses totaling $76,000 on one previously impaired loan that was repaid during the quarter ended March 31, 2018.

These items that increased net income during the three months ended March 31, 2018 were partially offset by the following:

•
A decrease in rental and other income from real estate properties net of expenses on such properties of $132,000 for the quarter ended March 31, 2018 (from loss of $257,000 in the first quarter of 2017 to loss of $389,000 in the first quarter of 2018) due primarily to disbursements of $300,000 related to certain operating expenses of the assisted living facility located in Bensalem, Pennsylvania prior to its sale in March 2018. Many of the remaining properties held by us are non-operating properties that do not generate income and, thus, will likely continue to generate a loss until they are disposed of in 2018 and beyond.

•
An increase in interest expense of $249,000 for the quarter ended March 31, 2018 as compared to the quarter ended March 31, 2017 due primarily to increased interest expense on the Zalanta construction loan as construction was completed in mid-2017 and capitalization of interest was discontinued.

•
An increase in income tax expense of $193,000 during the quarter ended March 31, 2018 as compared to the quarter ended March 31, 2017 due primarily to an increase in the valuation allowance recorded against deferred tax assets as a result of additional net operating losses incurred during the quarter and lower expected net gains from the sales of ZRV assets in the future.

We believe, from period to period in the near term, there could be fluctuations in earnings and net income resulting from the lag time between the sale of our real estate assets and deployment of the proceeds into new loan investments.

Quarter End Loan Portfolio Summary
The following tables set forth certain information regarding the Company's loan portfolio at March 31, 2018 and December 31, 2017.

	March 31, 2018	December 31, 2017
By Property Type:
Commercial	$141,509,463	$127,873,281
Residential	11,449,421	13,170,795
Land	5,022,460	5,127,574
	$157,981,344	$146,171,650
By Position:
Senior loans	$154,592,543	$142,782,492
Junior loans	3,388,801	3,389,158
	$157,981,344	$146,171,650

The types of property securing the Company's commercial real estate loans are as follows:

	March 31, 2018	December 31, 2017
Commercial Real Estate Loans:
Office	$26,966,962	$29,480,103
Retail	28,748,612	32,329,395
Storage	16,521,790	15,807,016
Apartment	29,855,340	24,582,181
Hotel	12,204,066	11,777,351
Parking garage	7,873,277	—

Industrial	2,690,000	2,690,000
Warehouse	3,000,000	3,000,000
Marina	3,580,000	3,580,000
Assisted care	7,062,077	1,650,000
Golf course	1,242,956	1,212,851
Restaurant	1,764,383	1,764,384
	$141,509,463	$127,873,281

Loans by geographic location:

	March 31, 2018		December 31, 2017
	Balance	Percentage	Balance	Percentage
California	$107,059,873	67.77%	$110,884,117	75.86%
Arizona	—	—%	815,890	0.56%
Colorado	7,582,037	4.80%	4,380,616	3.00%
Hawaii	1,450,000	0.92%	1,450,000	0.99%
Illinois	1,364,384	0.86%	1,364,384	0.93%
Indiana	795,998	0.50%	388,793	0.27%
Michigan	11,090,000	7.02%	10,714,764	7.33%
Nevada	8,386,384	5.31%	1,653,107	1.13%
Ohio	3,755,000	2.38%	3,755,000	2.57%
Pennsylvania	5,412,077	3.42%	—	—%
Texas	6,625,000	4.19%	6,625,000	4.53%
Washington	3,219,066	2.04%	3,159,460	2.16%
Wisconsin	1,241,525	0.79%	980,519	0.67%
	$157,981,344	100.00%	$146,171,650	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company's real estate portfolio at March 31, 2018 and December 31, 2017.

Real Estate Held for Sale:

	March 31, 2018	December 31, 2017
Residential	$20,311,450	$24,627,710
Land	9,747,275	14,389,620
Retail	7,633,753	7,632,893
Golf course	1,999,449	1,999,449
Marina	2,207,675	2,207,675
Assisted care	—	5,253,125
	$41,899,602	$56,110,472

Real Estate Held for Investment:

	March 31, 2018	December 31, 2017
Retail	$16,470,092	$16,623,238
Land	6,664,220	2,018,068
Residential	2,344,883	2,356,995
Office	3,325,543	3,357,352
	$28,804,738	$24,355,653

Conference Call
The Company will host a conference call to discuss the results on Thursday, May 10, 2018, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (844) 850-0545 (United States) or (412) 317-5202 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company's website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.owensmortgage.com until June 10, 2017.  To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10120044.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Company's 2018 Annual Meeting of Stockholders. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from the Company's stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the SEC on April 25, 2018 ("Exhibit 99.2") contains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company's directors and executive officers in the Company's securities. If the holdings of the Company's securities change from the amounts provided in Exhibit 99.2, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company's website at www.owensmortgage.com in the section "SEC Filings & Reports" or through the SEC's website at www.sec.gov. Information can also be found in the Company's other SEC filings, including the Company's definitive proxy statement for the 2017 Annual Meeting of Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2017. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2018 Annual Meeting of Stockholders. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at www.owensmortgage.com in the section "SEC Filings & Reports."

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, prospects, and anticipated events, including the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, repositioning and possible sale of real estate assets and anticipated benefits of the Amendment to the Management Agreement, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these, and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)

	March 31,	December 31,
	2018	2017
ASSETS
Cash, cash equivalents and restricted cash	$5,902,365	$5,670,816
Loans, net of allowance for losses of $1,637,067 in 2018 and $1,827,806 in 2017	156,344,277	144,343,844
Interest and other receivables	1,264,823	2,430,457
Other assets, net of accumulated depreciation and amortization of $322,203 in 2017 and $309,686 in 2017	622,214	725,341
Deferred financing costs, net of accumulated amortization of $292,099 in 2018 and $265,276 in 2017	—	26,823
Deferred tax assets, net	3,023,877	3,207,322
Investment in limited liability company	2,172,428	2,140,545
Real estate held for sale	41,899,602	56,110,472
Real estate held for investment, net of accumulated depreciation of $3,521,308 in 2018 and $3,316,753 in 2017	28,804,738	24,355,653
Total assets	$240,034,324	$239,011,273
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$1,449,435	$1,572,047
Due to Manager	312,344	277,671
Accounts payable and accrued liabilities	1,314,836	1,390,329
Deferred gains on sales of real estate	—	302,895
Forward contract liability – share repurchase	—	2,731,171
Lines of credit payable	12,085,200	1,555,000
Notes and loans payable on real estate	25,238,519	30,192,433
Total liabilities	40,400,334	38,021,546
Commitments and Contingencies (Note 14)
EQUITY:
Stockholders' equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 9,058,971 and 9,095,454 shares outstanding at March 31, 2018 and December 31, 2017	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 2,139,148 and 2,102,665 shares at March 31, 2018 and December 31, 2017	(32,197,782)	(31,655,119)
Retained earnings	49,282,269	50,095,343
Total stockholders' equity	199,633,990	200,989,727
Total liabilities and equity	$240,034,324	$239,011,273

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Income
 (UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Revenues:
Interest income on loans	$2,889,568	$2,547,042
Rental and other income from real estate properties	1,070,236	946,371
Other income	32,116	43,992
Total revenues	3,991,920	3,537,405
Expenses:
Management fees to Manager	737,361	947,514
Servicing fees to Manager	95,143	86,138
General and administrative expense	529,196	483,814
Rental and other expenses on real estate properties	1,459,172	1,203,319
Depreciation and amortization	217,072	309,960
Interest expense	535,907	286,801
(Reversal of) provision for loan losses	(80,265)	38,036
Total expenses	3,493,586	3,355,582
Operating income (loss)	498,334	181,823
Gain (loss) on sales of real estate, net	154,577	(181)
Net income before income tax expense	652,911	181,642
Income tax (expense) benefit	(183,445)	10,036
Net income attributable to common stockholders	$469,466	$191,678

Per common share data:
Basic and diluted earnings per common share	$0.05	$0.02
Basic and diluted weighted average number of common shares outstanding	9,089,270	10,247,477
Dividends declared per share of common stock	$0.16	$0.08

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